Exhibit 4(a)
HAWAIIAN ELECTRIC INDUSTRIES, INC.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
(As amended through December 15, 2006 and effective as of March 28, 2007)
Section 1. Name and Number of Shares
          The plan shall be known as the “Dividend Reinvestment and Stock Purchase Plan” (the “Plan”). The Plan permits (i) holders of record of the Common Stock of Hawaiian Electric Industries, Inc. (the “Company”), (ii) holders of record of the preferred stock (“Preferred Stock”) of any class or series of Hawaiian Electric Company, Inc., Maui Electric Company, Limited and Hawaii Electric Light Company, Inc., each of which is a direct or indirect subsidiary of the Company, and (iii) any other individual of legal age or any entity, to purchase common stock of the Company (“Common Stock”). The number of shares of Common Stock that may be issued pursuant to the Plan shall be fixed from time to time by the Board of Directors of the Company.
Section 2. Administration and Costs
          The administrator of the Plan (the “Administrator”) shall administer the Plan for participants, keep records, send statements of accounts to participants, and perform other clerical and ministerial duties relating to the Plan. The Administrator may be the Shareholder Services division of the Company or may be one or more officers or employees of the Company or of its subsidiaries who shall be appointed from time to time by the President, the Financial Vice President or the Treasurer of the Company. If the Administrator is one or more employees of the Company, an independent trustee (the “Trustee”) shall be appointed by the President, the Financial Vice President or the Treasurer of the Company, and shares under the Plan shall be registered in the name of the Trustee.
          Participants in the Plan will bear the cost of brokerage fees and commissions, any service charges and applicable taxes related to shares purchased or sold on the open market. The Company may also charge each participant fees up to amounts that are reasonably related to the actual administrative costs of the Plan, the amounts, frequency and manner of payment of which shall be determined from time to time by the President, Financial Vice President and Treasurer of the Company, or any of them.
          A $20 service fee will be assessed for each returned item that is returned for insufficient funds or other reasons due to the negligence of the shareholder as determined by the Administrator. The Administrator may place a hold on the account until the “insufficient funds” fee is received, sell shares from the account to collect the “insufficient funds” fee, or withhold the amount of the “insufficient funds” fee from future optional cash investments.
Section 3. Eligibility and Enrollment
          The following persons shall be eligible to participate in the Plan (the “participants”) in accordance with the following enrollment procedures:

          (a) Each holder of record of Common Stock and/or Preferred Stock shall be eligible to participate in the Plan. In order to participate in the Plan, owners of Common Stock and/or Preferred Stock whose shares are registered in names other than their own (e.g., broker, bank nominee) must first become holders of record by having shares of Common Stock and/or Preferred Stock, as the case may be, transferred into their own names. In addition, an eligible stockholder must complete and sign the Company-approved authorization form (“Shareholder Authorization Form”) for Common Stock and/or Preferred Stock, as the case may be, and return it to the Administrator in the manner prescribed on the current Shareholder Authorization Form or in the current prospectus for the Plan. A Shareholder Authorization Form must be received by the Administrator by the dividend record date in order for the dividends for which the record is taken to be reinvested under the Plan. The execution of a Shareholder Authorization Form will result in the participation in the Plan of all Common Stock and all classes and series of Preferred Stock registered in the participant’s name unless the participant indicates on the Form the number and kind of shares on which the participant wishes to receive cash dividends. If a participant does not select an option on the Shareholder Authorization Form, all dividends for all shares of Common Stock and Preferred Stock held in the participant’s name, and on all shares held under the Plan for the participant, will be reinvested. A participant may change any of the designations set forth in a Shareholder Authorization Form by completing, signing and returning to the Administrator a new Shareholder Authorization Form in the manner described above, which new Form shall supersede the prior Form, or may make such changes in such other manner as may be permitted by the Administrator.
          (b) Any other individual of legal age or entity shall be eligible to participate in the Plan. In order to participate in the Plan, each such individual or entity must complete and sign the Company’s enrollment form (the “Nonholder Enrollment Form”) and return it to the Administrator along with a check or money order made payable to HEI/DRIP for an initial stock purchase of not less than $250 and not more than $120,000. The execution of Nonholder Enrollment Form will result in the reinvestment of all dividends held under the Plan for the participant, unless the participant notifies the Administrator in writing of a different investment option.
          (c) Each participant may, pursuant to the Shareholder Authorization Form and/or such other forms as the Administrator may from time to time prescribe, elect one of the following three investment options: (1) under the “full dividend reinvestment” option, a participant may reinvest cash dividends on all shares of Common Stock and Preferred Stock registered in the name of a participant and on all shares of Common Stock held under the Plan for the participant to purchase additional shares of Common Stock; (2) under the “partial dividend reinvestment” option, a participant may receive cash dividends on a portion of the shares of Common Stock and/or Preferred Stock registered in such participant’s name and/or on a portion of the shares of Common Stock held under the Plan for the participant, and reinvest the remainder of cash dividends on such shares to purchase Common Stock; and (3) under the “optional cash investment only/no dividend reinvestment” option, a participant may receive cash dividends on all shares of Common Stock and/or Preferred Stock registered in the participant’s name and on shares of Common Stock held under the Plan for the participant. If participants do not indicate an investment option on the enrollment form, their account will be automatically enrolled in the “Full Dividend Reinvestment” option. Under any of the investment options, a participant may purchase additional shares of Common Stock under the Plan by making optional cash investments in the Plan as provided under Section 5. A participant may change such participant’s investment option by following the procedures under Section 3(a) for changing the designations set forth in a Shareholder Authorization Form and/or such other procedures as the Administrator may from time to time prescribe.
          (d) Shareholder Authorization and Nonholder Enrollment Forms shall be made available by the Administrator.
          (e) Each participant will remain a participant in the Plan until participation is terminated pursuant to Section 12 hereof or until the Plan itself is terminated.
          (f) The Company reserves the right to restrict or terminate a participant’s participation in the Plan if it believes that such participation may be contrary to the general intent of the Plan or in violation of applicable law.
Section 4. Cash Dividend Purchases
          If a participant has elected full or partial dividend reinvestment on the shares of Common Stock or Preferred Stock registered in such participant’s name or on the shares of Common Stock held under the Plan for such participant, such cash dividends will be credited to each participant’s account under the Plan and will be automatically reinvested to purchase Common Stock on behalf of the participants during the applicable Investment Period as described in Section 7. Until participation in the Plan is terminated pursuant to Section 12 hereof, Common Stock and/or Preferred Stock participating in the Plan shall include (1) all shares of each class or series of shares of Common Stock and/or Preferred Stock, as the case may be, designated by registered holders of such shares in Shareholder Authorization Forms which have been received by the Company by the record date for the payment of a cash dividend, including all such shares purchased after receipt of said form, and all shares received as a result of a stock dividend or stock split, (2) all shares of Common Stock transferred to the Administrator (or the Trustee) for safekeeping under the Plan, and (3) all shares of Common Stock purchased under the Plan for the accounts of shareholders and non-holder investors, including all shares purchased with reinvested dividends and optional cash investments, unless said shares have been withdrawn pursuant to Section 13 hereof and are registered in the name of a person who has not signed a Shareholder Authorization Form.
          In the case of participants whose dividends on Common Stock and/or Preferred Stock are subject to United States income tax withholding, the amount of tax to be withheld will be deducted from the amount of dividends on Common Stock and/or Preferred Stock to determine the amount of dividends to reinvest.
          The Administrator will credit dividends for all shares of Common Stock and/or Preferred Stock participating in the Plan (other than dividends paid on shares as to which the participant has elected to receive cash dividends) to the participants’ accounts on the basis of full and fractional shares held in these accounts and will automatically reinvest such dividends (less any administration fees and any amounts required to be withheld by United States income tax law) in additional shares of Common Stock.

Section 5. Optional Cash Investments
          All participants, whether or not they have authorized the reinvestment of cash dividends on Common Stock or Preferred Stock, shall be eligible to make optional cash investments for purchases of additional shares of Common Stock under the Plan. Optional cash investments shall be made by check or money order in U.S. Dollars payable to HEI/DRIP (or may be made in a predetermined amount each month by electronic funds transfer from a bank account designated by a participant (an “automatic investment”). Employees and directors of the Company and certain of its subsidiaries may also make optional cash investments by payroll deduction, or by such other means, in each case subject to approval by the Treasurer of the Company or the Administrator). Optional cash investments may not be less than $25, nor may such investments exceed $120,000 in the aggregate in any calendar year (including for purposes of this limitation the initial payment made by a non-holder investor upon enrollment in the Plan). Optional cash investments must be received by the Administrator at least five (5) days before an Investment Date (as defined below) in order to be invested on or commencing on that Investment Date. The Administrator will send the participant a statement recording receipt and transmittal of the total optional cash investments received for the Investment Period. The Plan will not be required to accept any checks payable to a party other than HEI/DRIP even if endorsed for payment to the Plan.
          The Administrator must receive requests for refunds of optional cash investments in writing at least five (5) days before the applicable Investment Date. Refunds will be processed as soon as practicable. A participant may not request a refund for an investment made through the automatic investment option.
Section 6. Method of Purchase of Shares
          The Plan will satisfy its requirements for shares of Common Stock through purchases from the Company of authorized but unissued shares or through open market purchases of shares. Open market purchases under the Plan, if any, will be made through an independent agent that is a registered “broker-dealer” or “bank,” as such terms are defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (“Broker”). Neither the Administrator nor the Company, nor any affiliate thereof, shall exercise any direct or indirect control or influence over the times when or the prices at which the Broker may purchase the Company’s Common Stock for the Plan, the amounts of shares to be purchased (other than the aggregate dollar amount acquired by the Plan), the manner in which the shares are to be purchased, or the selection by the Broker of a broker or dealer through which purchases may be executed. The Company shall not change the method of acquiring shares of Common Stock to satisfy the Plan’s requirements, including any change from purchases from the Company of authorized but unissued shares of Common Stock to open market purchases, or vice versa, more than once in any three-month period. The method of acquiring shares will be determined only at the direction of the Board of Directors or the Chief Financial Officer of the Company. Any change to the method of acquiring shares must be based on a written determination by the Board of Directors or the Chief Financial Officer of the Company, retained in the corporate records of the Company, that the Company’s need to raise additional capital has changed, or that there is another valid reason for such change.

          All dividend payments (unless invested in shares of Common Stock issued by the Company on the dividend payment date) will be transmitted not later than the dividend payment date to a segregated escrow account or to the Broker and all optional cash investments will be transferred to a segregated escrow account by the end of the next business day following the day of receipt of the optional cash investment.
Section 7. Timing of Purchases
          Optional cash investments and dividend payments will be invested in shares of Common Stock on or after the applicable Investment Date. The “Investment Dates” for optional cash investments shall be the 15th and 30th days of each month (except that the Investment Date for February shall be the last day of the month). The “Investment Date” for Common Stock dividends and for Preferred Stock dividends shall be on or within three (3) business days prior to the applicable dividend payment date. If any date for investment of dividends or optional cash investments as stated above is not a business day, the “Investment Date” shall be the next succeeding business day.
          Interest will not be paid on optional cash investments or on reinvested dividends prior to or after their investment in Common Stock or if for any reason such payments and dividends are not invested pursuant to the Plan.
          Shares purchased from the Company shall be purchased on the applicable Investment Date. Shares purchased on the open market shall be purchased during the period (each, an “Investment Period”) commencing on each applicable Investment Date and ending thirty (30) days thereafter; provided, however, that optional cash investments not invested within thirty (30) days of the Investment Date and dividend payments not invested within thirty (30) days of the dividend payment date, shall be promptly returned, without interest, to the participants. In addition, funds that are not invested during the applicable Investment Period will be promptly returned, without interest, to the participants.
          Shares of Common Stock purchased directly from the Company will be credited to participants’ accounts on the date purchased, except that if any shares are purchased on the open market, all of the shares purchased during the applicable Investment Period will be credited to participants’ accounts as of the day of purchase of the last share. The Broker will be instructed prior to the commencement of each Investment Period regarding the amount of funds to be used to purchase shares of Common Stock on the open market during such Investment Period.
          If the Broker is directed but unable to purchase sufficient shares in the open market with cash dividends and/or optional cash investments during any Investment Period, the Common Stock that is purchased on the open market will be allocated among participants’ accounts (on a pro rata basis if necessary) according to the amount each participant had contributed in cash dividends and, if there are any shares remaining, on a pro rata basis according to the amount each participant had contributed in optional cash investments. Any remaining funds not so invested will be returned to participants.
          If a participant has elected full or partial dividend reinvestment on the shares of Common Stock or Preferred Stock registered in such participant’s name or on shares of Common

Stock held under the Plan for such participant, the cash dividends to be reinvested for such participant will remain with the Company if reinvested on the dividend payment date in shares of Common Stock purchased from the Company or will be delivered by the Company to the escrow account or the Broker as described in Section 6 concurrently with payment of cash dividends to nonparticipating shareholders. Optional cash investments will be made by participants directly to the Administrator. The Administrator will deliver or cause the Company to deliver funds to the escrow account or the Broker as described in Section 6.
Section 8. Purchase Price of Shares
          The purchase price per share of Common Stock purchased for the accounts of participants directly from the Company will be 100% of the average of the high and low sales prices for the Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the business day prior to the applicable Investment Date or such later date as such stock is purchased (or the last prior day on which the Common Stock is traded if there is no trade reported on the business day prior to the applicable Investment Date or such later date). The purchase price per share of Common Stock purchased on the open market will be the weighted average price per share (adjusted for brokerage fees and commissions, any service charges and applicable taxes) of the aggregate number of shares acquired on the open market by the Broker during the applicable Investment Period. Amounts to be invested in shares of Common Stock during any Investment Period will not be pooled with amounts to be invested during another Investment Period for purposes of computing per share prices. Amounts to be invested in any Investment Period will be invested to the extent possible before any purchases are executed for any subsequent Investment Period.
Section 9. Registration of Shares
          Shares of Common Stock purchased under the Plan will be registered in the name of the Administrator (or the Trustee, if there is a Trustee) as agent for the participants. Shares will not be issued to participants unless requested pursuant to Section 13 hereof.
          For safekeeping or other purposes, holders of record of Common Stock who submit Shareholder Authorization Forms may elect to transfer their shares of Common Stock to the Administrator (or the Trustee, if there is a Trustee), without charge, to the credit of their account under the Plan, pursuant to such procedures as the Company and the Administrator shall establish.
Section 10. Participants’ Accounts
          The Administrator shall keep an individual account for each participant recording the participant’s interest in the Plan. Each participant’s account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount of cash dividends or optional cash investments to be invested, less administrative fees and amounts required to be withheld for tax purposes, divided by the applicable purchase price per share.

Section 11. Reports to Participants
          Participants who reinvest dividends and/or make optional cash investments will receive periodic statements of account showing amounts invested, purchase prices, shares purchased, and/or other relevant information. In addition, each participant shall receive copies of the Company’s annual report to stockholders, notices of annual meetings, proxy statements, and information for income tax reporting purposes.
Section 12. Termination of Participation
          A participant must wait at least two (2) weeks after the purchase of shares before terminating participation in the Plan. A participant may terminate participation in the Plan as to all (but not less than all) Common Stock and Preferred Stock participating in the Plan at any time with a signed written notification to the Administrator. Any notice of termination received on or after an ex-dividend record date will not be effective until dividends have been paid, credited to the participant’s Plan account and reinvested in additional shares of Common Stock in accordance with the Plan. Within ten (10) business days after the later to occur of (a) the receipt of notice of termination from a participant, (b) purchase of shares on behalf of the participant pursuant to the Plan, and (c) reinvestment of dividends if the participant’s notice of termination is received after an ex-dividend record date, certificates for whole shares of Common Stock credited to the participant’s Plan account will be issued and a cash payment will be made for any fraction of a share.
          A participant must maintain at least one whole share of Common Stock in the Plan to keep an active account. If a participant does not maintain at least one whole share in the Plan, the participant’s participation in the Plan may be terminated, in which case the participant will receive a cash payment based on the market price per share (determined in the manner provided in Section 14 hereof for shares sold by the Administrator.)
          Termination of participation in the Plan will not preclude re-enrollment, provided that the Company reserves the right to reject re-enrollment where in its sole discretion it deems there have been excessive terminations and re-enrollments. If you are no longer a stockholder of record you can enroll by completing a Nonholder Enrollment form along with a $250.00 minimum investment.
          The term “ex-dividend record date” for purposes of the Plan is three (3) business days prior to the dividend record date.
Section 13. Withdrawal of Shares
          A participant must wait at least two (2) weeks after the purchase of shares before withdrawing shares from the Plan. A participant may withdraw all or a portion of shares of Common Stock from the participant’s account by notifying the Administrator with a signed written request to that effect and specifying the whole number of shares to be withdrawn. Withdrawal of shares must be in full shares only. Fractional shares will be liquidated upon termination of participation as described under Section 12. Any notice of withdrawal received on or after an ex-dividend record date will not be effective until dividends have been paid, credited to the participant’s Plan account and reinvested in additional shares of Common Stock in accordance with the Plan. Within ten (10) business days after the later to occur of (a) receipt of notice of withdrawal from a participant, (b) purchase of shares on behalf of the participant pursuant to the Plan, and (c) reinvestment of dividends if the participant’s notice of withdrawal is received on or after an ex-dividend record date, certificates for whole shares of Common Stock so withdrawn will be issued or appropriate book entry recording ownership of such withdrawn shares will be made. In no case will certificates or book entries for fractional shares be issued.
          Shares withdrawn from the Plan and registered in the participant’s name will continue to participate in the Plan if the participant has so instructed the Administrator pursuant to a Shareholder Authorization Form and has not terminated participation pursuant to Section 12 hereof.
          Accounts are maintained in the names used by participants at the time they entered the Plan. However, a participant who wishes to withdraw shares and have the shares issued in the name of another person may do so by submitting a properly completed and executed stock power, with a Medallion signature guarantee, and complying with such other procedures as the Company or Administrator shall establish.
Section 14. Sale and Transfer of Shares
          Unless the participant satisfies the requirements specified in Section 13 for the issuance of certificates in the name of another person, shares of Common Stock credited to a participant’s account under the Plan or otherwise registered in the Administrator’s (or Trustee’s) name may not be pledged, encumbered, sold or otherwise transferred by a participant. Absent satisfaction of said requirements, a participant wishing to sell, pledge, encumber or otherwise dispose of shares must have those shares registered in his name by terminating participation in the Plan pursuant to Section 12 or withdrawing the shares pursuant to Section 13.
          A participant who wishes to receive cash in lieu of shares of Common Stock upon termination of participation or withdrawal of shares may request the Administrator to sell such shares and to deliver the net proceeds to the participant. Sale requests will be processed within ten (10) business days of receipt unless the request is a termination in which case it will be processed pursuant to Section 12. A participant must wait at least two (2) weeks after the purchase of shares before selling the recently purchased shares from the Plan. The net proceeds shall equal the selling price of the shares less the brokerage fees and commissions, any withholding required under applicable tax laws and a fee of $15 for the handling of each such request (unless such fee is waived by the Company in its absolute and sole discretion).
Section 15. Voting of Shares
          Each participant will be sent a notice of meeting and proxy statement and form of proxy for each meeting of shareholders of the Company. These materials may be delivered electronically to those participants who have agreed to such electronic delivery. Each participant will vote directly the shares registered in such participant’s name. The Administrator (or the Trustee, as the case may be) shall be deemed instructed to vote the shares of Common Stock it holds in the Plan for a participant who has shares registered in such participant’s own name in the same way that said participant votes the shares of Common Stock registered in the participant’s name, unless the participant instructs that the shares held in the Plan are to be voted in another way, in which event said shares shall be voted as instructed. If no shares of Common Stock are registered in a participant’s name, the Administrator (or the Trustee, as the case may be) shall vote the shares it holds in the Plan for the participant in accordance with instructions of the participant given on the proxy form duly signed and returned by the participant. In the absence of any of the foregoing types of instructions, the Administrator (or the Trustee, as the case may be) will vote the shares registered in its name in the same proportion on each issue as it votes those shares as to which it has received instructions.
Section 16. Limitation of Liability
          Neither the Company nor the Administrator nor the Trustee nor the Escrow Agent nor the Broker nor any of their respective officers, directors, representatives, employees or agents shall be liable for any damages resulting from any act or omission in connection with the Plan in the absence of bad faith or gross negligence including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon the participant’s death, the price or timing at which shares are purchased for participants’ accounts or fluctuations in the market value of shares. However, the foregoing in no way affects a participant’s right to bring a cause of action based on alleged violations of federal securities laws.
Section 17. Common Stock Adjustment Provisions
          If the outstanding shares of Common Stock of the Company are decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may, subject to the requirements of federal and state securities laws and regulations, be made by the Company to the maximum number and kind of shares of Common Stock or other securities issuable under the Plan which are subject to an effective registration statement filed with the Securities Exchange Commission pursuant to the Securities Act of 1933, as amended.
Section 18. Other Matters
          The Board of Directors, Chief Financial Officer or Treasurer of the Company shall determine the effective date of the Plan as most recently amended hereby.
          The Company intends to continue the Plan indefinitely, but reserves the right to suspend or terminate the Plan at any time. The Company also reserves the right to make any additions or modifications to the Plan. The Treasurer of the Company may interpret the Plan and may make additions thereto which are not inconsistent with the above provisions of the Plan.
          In the event any stock dividends or split shares are distributed by the Company on shares of Common Stock credited to the account of a participant under the Plan, such shares will be added to the participant’s account. Stock dividends or split shares distributed on any shares of Common Stock registered in the name of a participant will be distributed to the participant in the same manner as to shareholders who are not participating in the Plan.
          In the event that the number of shares of Common Stock to be purchased by the participants in the Plan exceeds the balance of the shares authorized by the Board of Directors to be sold pursuant to the Plan, then the Plan shall be automatically suspended with respect to future purchases until such time as the Board of Directors of the Company has authorized additional shares of Common Stock to be sold pursuant to the Plan. In the event of any such automatic suspension of the Plan, then (1) on the date of such automatic suspension of the Plan, the number of shares of Common Stock to be sold shall be prorated among the participants purchasing shares on such date, and (2) the Treasurer of the Company shall determine the date the suspension is to be lifted after the Board of Directors has authorized the sale of additional shares of Common Stock pursuant to the Plan.
          The Company will notify each participant of the commencement of any tender offer for securities which include the Company’s Common Stock held in participants’ accounts. The Company will use its best efforts to distribute to participants in a timely manner the same information that is distributed to all of the Company’s shareholders in connection with the tender offer. After consulting with the Trustee, the Company will provide a means by which participants may direct the Trustee whether or not to tender the Company’s Common Stock credited to their accounts. The Trustee will not tender shares held in any participant’s account for which it receives no direction from the participant. A participant may, at any time prior to a tender offer withdrawal date, direct the Trustee to withdraw shares of the Company’s Common Stock previously directed by the participant to be tendered.
          The Company or the Administrator shall provide participants with prompt notice of any modification, suspension or termination of the Plan.
          Certificates for whole shares issued to a participant upon termination of participation in the Plan pursuant to Section 12, or upon withdrawal of shares pursuant to Section 13, or upon termination of the Plan by the Company, shall be registered in the names used by participants at the time they enrolled in the Plan, except as otherwise provided pursuant to Section 13.
          The Hawaiian Electric Industries Retirement Savings Plan and any other plans of the Company or its direct or indirect subsidiaries may participate in the Plan on such terms and in such manner as may be determined by the Treasurer of the Company.